Black Swan Diagnostics, Inc.

Residences of the World Trade Centre – 10 Yonge St. Suite 604 Toronto, ON M5E 1R4

September 28, 2015

Mr. Todd Halpern
222 Dunvegan Rd.
Toronto, ON
M5P 2P2

Re: Debt Obligations Owed to Black Swan Diagnostics, Inc. – Demand Letter

Dear Mr. Halpern:

This is a demand letter to pay the following outstanding debt obligations as a result of Jack J. Bensimon providing CEO services to Epcylon Technologies, Inc. (OTCQB: PRFC) since January, 2015 with the following unpaid months for services rendered as outlined in the Statement of Work (SOW):

Exhibit A10:

Debt Obligation - Description	Due Date	CAD	USD
30-day notice period, as per SOW	October 30, 2015	$11,300.00
CEO Services pro-rated, as per SOW	September 30, 2015	$8,588.33
CEO Services, as per SOW	August 30, 2015	$11,352.00
30-day bridge loan, promissory note	July 24, 2015		$50,000.00

TOTALS:		$31,240.33	$50,000.00

To reiterate again in my resignation letter to you of September 22, 2015, to ensure compliance with SEC rules and regulations and Delaware General Corporation Law (DGCL) (as Epcylon Technologies, Inc. is registered in state of Nevada) concerning your role as board chair and your fiduciary obligations under securities law and corporate law statutes, I cannot emphasize enough to provide full, true, and plain disclosure, information and resolution to the board on the following material issues:

1. Current cash position – insolvency position and implications in retaining and paying vendors, staff, and unpaid wages.
2. Liabilities and accounts payable - including payrolls.
3. General liquidity management issues.
4. Financial management/oversight.

5. Minutes and Governance transparency – board approval of controlling shareholder (2238646 Ontario Inc.) debenture of $2M USD that was non-callable and suddenly became callable at the AGM. No amendments were circulated and approved, contrary to board governance requirements.
6. Board and associated conflicts of interest – non arms-length transactions among external directors (Mr. Leon Redensky / Mr. Gary Schwartz).
7. Executive management supervision.
8. Compensation Committee – to apprise the board that all staff, especially at the management level, are and were paid at least 50% below fair market rates.
9. Non-payment of staff and material vendors (e.g., the unilateral reduction of compensation of Mr. AJ Ostrow cut in half ($2,500) for the month of August and paying Mr. Tal Schwartz (neither an employee nor vendor) a $2,000 stipend without a signed agreement); the non-payment of services rendered to CEO for August, 2015 and failure to act in good faith and with reckless abandon; the non-payment of services of previously resigned Chief Technology Officer (CTO), Adam P. Sculthorpe, through Arador Corporation, for seven (7) business days unpaid; evidence showing a pattern of arbitrary downward salary adjustments to staff and vendors.
10. Risk management – the process and quantification of risk limits in trading corporate funds through Stealth Trader.
11. Statement of claim filed by Mr. Abbas Damji, former Epcylon Technologies, Inc. CEO from March – October 2013, against Mr. Halpern, Mr. Harold Arviv, Epcylon Technologies, and MobiLotto Systems Inc., for unpaid wages, bonuses, and ancillary damages exceeding $350,000.
12. Controlling shareholder through 2238646 Ontario Inc. does not have any legal corporate authority in influencing and/or making decisions on behalf of Epcylon Technologies, Inc., other than majority voting interest through a 57% share control block. While this controlling shareholder has not been granted any legal or binding authority by Epcylon, this shareholder has directly and indirectly served as the controlling mind of the corporation since at least January, 2015 and possibly before.

Failure to pay the above total amounts in Exhibit A10 denominated in both CAD and USD by Tuesday, October 6, 2015 by 12 noon will result in formal legal proceedings to be vigorously launched against you.

Please govern yourself accordingly.

Sincerely,

Jack J. Bensimon, B.A. (Hons), LL.M., CIMA, CAMS, CFSA
Principal